Friedman Billings Ramsey Group, Inc.

Conference Call

Third Quarter Earnings Release

November 2, 2006



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Kurt Harrington
Friedman Billings Ramsey Group - Chief Financial Officer
Eric Billings
Friedman Billings Ramsey Group - Chairman, Chief Executive Officer
Rick Hendrix
Friedman Billings Ramsey Group - President and Chief Operating Officer
Rock Tonkel
Friedman Billings Ramsey Group - President and Head of Investment Banking


Operator: Good morning, my name is Tanica and I will be your conference operator today. At this time I would like to welcome everyone to the FBR Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star and then the number 1 on your telephone keypad. If you would like to withdraw your question, press star and then the number 2 on your telephone keypad. Thank you. Mr. Harrington, you may begin your conference.

Kurt Harrington - Chief Financial Officer of Friedman Billings Ramsey
Group Thank you. Good morning. This is Kurt Harrington, Chief
Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and
Rock Tonkel, President and Head of Investment Banking.

Mr. Billings: Good morning, everybody.
Before opening the call to questions, we will briefly discuss the factors affecting our quarterly results which were: |X| the write-downs in our principal investment portfolios,
|X| the additional loss provisions and overall operating results of FNLC, and |X| the FBR Capital Markets transaction and that unit's results for the quarter.

First, the principal investment portfolios. At the end of the third quarter of 2006, we made a determination to not hold our sub-prime mortgage loan portfolio to maturity. At September 30th, this portfolio had a balance of approximately $5 billion. As a result of this change of intent, we recognized at the close of the third quarter a $146.8 million reduction in the value of this portfolio utilizing a discount rate on residual cash flows of approximately 20%.

In our REIT merchant banking portfolio, the $20 million mark-to-market adjustment lowers our exposure to sub-prime mortgage equities to approximately $54 million out of a total merchant banking portfolio of approximately $159 million. We expect that the majority of our current merchant banking investments, including many of our sub-prime holdings, will be sold by mid-year 2007.

The balance of our principal investments has been redeployed in a hedged portfolio of mortgage-backed agency securities. The value of this portfolio stood at approximately $6 billion at the end of the third quarter compared to $892 million at the close of the first quarter of 2006. Despite an inverted yield curve, at the end of the third quarter, we were generating a return of approximately 10% on the $550 million of capital invested in these securities.

With the significant steps we have taken, the principal investment portfolios are now positioned to generate higher and more consistent returns for shareholders. Turning to FNLC, its after-tax loss of $7.4 million in the third quarter resulted from the establishment of a $23 million loss provision. This additional reserve was related to an industry-wide increase in requests for buy-backs of loans arising from early pay defaults or EPDs. We believe the combination of this reserve - which was $17.5 million higher than normal - plus other actions we have taken, should significantly reduce the EPD exposure going forward.

From an operating perspective, FNLC has made steady progress over the last 12 months. Originations have grown from $4.0 billion in the first nine months of 2005 to $5.4 billion in the first nine months of this year, an increase of 35%. The company reduced its cost to originate from 2.48% in the first nine months of 2005 to 1.92% in the first nine months of 2006. Furthermore, we have forward sold $2.2 billion in fourth quarter loans at an average price of approximately
102.4. We believe that FNLC will be an important contributor to future earnings.

Finally, it is also important to recognize that there has been a meaningful increase in the level of M&A activity in this sector. This is evidence that the industry is consolidating and that many leading financial institutions are seeing real value in efficient non-prime origination franchises. We share that view.

Turning to our capital markets businesses, FBR Capital Markets had a net after-tax loss of $19.2 million during the quarter. The net after-tax loss for the company's core operations was $12 million, excluding expenses associated with the July capital raise and other nonrecurring items. Investment banking revenue for the third quarter totaled $12.7 million, down from $89.1 million in the third quarter of 2005. Institutional brokerage revenue for the third quarter, net of related interest expense, was $22.7 million compared to $33.7 million in the third quarter of 2005.

Overall, we believe that the sharp drop in FBR's banking revenues was an anomaly. Fourth quarter results to date support that view. In the month of October, we recorded investment banking revenues in excess of those for the entire third quarter and have also seen significant increases in institutional brokerage revenues. At present, we have a robust and growing pipeline with a number of sizeable transactions which we expect to close in the fourth quarter.

During the third quarter, we also made a decision to close our ABS origination and trading operation, as well as our MBS trading desk. This decision impacted fewer than 20 employees and will eliminate a small quarterly loss going forward.

With regard to the FBR Capital Markets transaction, the net pre-tax gain to FBR on the sale of 28.1% of FBR Capital Markets Corporation to institutional investors was $121.5 million. We intend to file a registration statement for FBR Capital Markets on November 17th.

We have always run our capital markets businesses with low leverage and a corresponding high level of liquidity. The $270 million raised in the FBR Capital Markets transaction is consistent with those practices. The earnings from the deployed capital will reduce the volatility of the capital markets businesses as we carry out the next phase of our strategic plan. Briefly, that plan calls for building out our M&A department through additional hiring or small acquisitions, further expanding and leveraging our sales and trading businesses, and focusing additional resources to spur the growth of our asset management and private wealth businesses. We are executing this plan and expect positive results in 2007.

Also, as we mentioned in the last call, we consider the addition of Crestview Partners as strategic investors and board members to be very important as we move into the next phase of our development. Already, their considerable experience in our businesses has proved its worth.

While this past year has been very disappointing for the management team and shareholders, we believe that the significant steps we have taken properly address the challenges we have experienced in our balance sheet investments. The write-downs in our mortgage and merchant banking portfolios, along with our strategy of appropriately hedging investments in mortgage-backed securities, should position our balance sheet investments to generate higher and more consistent returns for the company going forward.

Overall, with the steps we have taken, we believe that all three of our major business areas - capital markets, the principal investment portfolios, and FNLC
- will be contributing to our profitability going forward.

At this point, I'd like to open the call to questions.

Operator: At this time if you would like to ask a question, please press star 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Vincent Daniel of FrontPoint.

Mr. Daniel: I have a question with respect to your mortgage portfolios, specifically in your sub-prime book. That business seems to be becoming more and more of a scale business as consolidation is taking place. And your prime MBS book, it's really caused you nothing but grief over the past three, four years. My question for you guys is, I understand the write-downs and moving it from maturity to held-for-sale, but why don't you just jettison the business completely, given the fact that it seems like you guys have no competitive advantage in these businesses, particularly as scale is becoming more of a factor, and concentrate your intellectual capital and your total capital on your broker dealer business 100%?

Mr. Billings: Well, Vincent, first of all that is a broad, broad question. First, the observation that our agency spread business has not done well for three or four years is not accurate. It obviously did not do well in 2005. It's done adequately in 2006 inside an inverted yield curve. As we said, we're earning about a 10% return on that investment capital at this time.

That business does not require scale. There is no particular cost advantage to relative sizes for those kinds of portfolios. So we believe that our ability to deploy that capital on a tax advantaged basis actually will allow us to generate very acceptable returns going forward on a hedged basis in that portfolio. The non-prime business, let me be clear, is now running at less than 200 basis points of cost, approximately 190 basis points.

The management team at FNLC, led by Neal and Jeff Henschel, has done an extraordinarily good job in what has obviously been a very difficult timeframe. But I think there is pretty significant evidence that at somewhere in the vicinity of $8 billion of origination, structured properly and with good discipline, the cost structures of these businesses tend to become relatively equal. In other words, the largest originators tend to originate at about 175 to 180 basis points, regardless of how big they get. And so we believe that we have a very competitive business platform, and we do believe that the fact that we forward sold virtually all of the going-forward production at 102.4 is indicative that this business is and can be run, and run very profitably. And we do believe that this business has significant value, and we believe that the business is worth more, considerably more than we paid for it roughly two years ago.

As it relates to the focus of our intellectual capital, I think it is relevant to know, Vincent, that we have a great team operating our agency business. It leaves the bulk of the management team and the people here focused on the capital markets business for the predominant amount of their time.

We believe that this capital, allocated as it is, gives us an ability to provide greater levels of stability and predictability and to reduce the volatility of our capital markets business. Although the capital markets operation is a very high return business most of the time - as we all know - it does have real volatility.

So we believe that the totality of this strategy can be very successful, and it has historically been very successful. We've obviously had a very difficult year, and certainly there have been mistakes in the execution to some degree, as the results have demonstrated. But we do believe that the company is now structured on a go-forward basis to execute a plan that will provide acceptable returns and reduced volatility to the capital markets business.

Mr. Daniel: Thanks, Eric.

Mr. Billings: Thank you, Vincent

Operator: As a reminder, if you would like to ask a question, please press star one on your telephone keypad. The next question comes from Miguel Fidalgo of Noonday Asset Management.

Mr. Fidalgo: Good morning, gentlemen. A couple of questions. First, if I take your $147 million charge over a $5.6 billion held-for-investment portfolio, that's about 2.6 percent. Is that, in percentage terms, roughly the mark? Is that a right way to think about it?

Mr. Hendrix: Miguel, in general, that's probably the right way to think about it. But really, that portfolio, which now is showing up as held-for-sale, is $5 billion, and the balance of those mortgage loans were warehouse loans at the originator. So, it's really $146 million against $5 billion, and it's closer to 3 points.

Mr. Fidalgo: Okay. What does that imply in terms of the change in your cumulative loss expectation for this portfolio?

Mr. Hendrix: As we looked at this, our cumulative loss expectations changed modestly. They're up about 10 to 15 percent above where we originally purchased the portfolio.

Mr. Fidalgo: Ten to 15 percent, so, if you thought that originally, at - I'm just making up a number - 3 percent, the cumulative loss would be at 3.3 percent to 3.5 percent?

Mr. Hendrix: Yeah, those are relative ranges. We, were at about 3.10 originally, with mortgage insurance out of almost 20 percent of the portfolio, and now we're looking at something between 3.5 and 3.6.

Mr. Fidalgo: How does that justify a three percent mark to the portfolio, because if your cumulative losses move 50 basis points, that shouldn't result in a three percent mark? Mr. Hendrix: The bigger impact, Miguel - and this is actually a good question, because people should understand this - there is a modest change, as I've said, in the assumptions with regard to credit. The biggest single factor in the change in the value is the speed of prepayments in these portfolios. So, this portfolio would have had an original expectation of about a 2.6-year average life. And we're now looking at between 1.8 and 1.9 years. And so, you have less spread with which to facilitate any losses that are going to come out of the portfolio. And as a result, you've got reduced residual cash flow. And that is the biggest single impact to the change in value.

Mr. Fidalgo: Got it. The second question I have is on the asset management side of the business. I was pleasantly surprised to see that your assets are up quarter on quarter. That's the good news, but I would suspect that most of that is market appreciation, and that on a flow basis, you actually saw a net outflow still. Is that correct?

Mr. Hendrix: No, we actually had net inflows of $44 million during the quarter in that business. And, you know, as we've said in past calls, we're very focused on moving that growth rate meaningfully higher. In addition to having positive flows for the quarter, there were some other important developments. One in particular was that the technology fund received a five-star rating from Morning Star. We continue to have recognized performance among these funds, and that is the biggest single factor in growing assets under management in addition to us putting more marketing efforts behind these funds, which we fully intend to do. In fact, during the quarter, we hired an outside consultant to work with us to build out the marketing effort for the entire asset management business.
Mr. Billings: Which, Miguel, is very consistent with our strategic plan of allocating intellectual and capital resources to expand and augment that business. With the additional funds raised and this very, very good performance that they continue to generate, we really are very optimistic that we can have real success in growing that business.

Mr. Fidalgo: Understood. Well, I'm glad to hear that you had net inflows. On the managed accounts, the balance has been relatively flat. It's my understanding that this was a sub-segment that you were hoping to grow rather substantially this year. What happened? What have been the difficulties in growing that segment?

Mr. Hendrix: Well, there really haven't been difficulties. That is not a scale business for us, as you know. And it's something, on the other hand, that is important to the overall franchise. So, we continue to grow the assets in our private wealth business. But in terms of managed assets, which are the third-party assets that we take in and then allocate the third party managers, we just had a change in the mix, in terms of where the overall private wealth assets are. So, instead of all of it being with third-party managers, some of those assets may have been invested in transactions or in brokerage accounts. But, overall, we have had growth in private wealth business and think we're going to continue to have success there.

Mr. Fidalgo: Got it. And with regards to the build out of the capital markets business, obviously, for instance, it was helpful to hear a time frame for your rationalization of the merchant banking portfolio, but, with regards to your strategic plan to build out capital markets, can you give us some more color on when we could expect specific initiatives, a bridge financing partnership, some deployment of this capital that was raised. You mentioned that you can see, potentially, growing your M&A business, but how should we think through next year in this build out?

Mr. Billings: Well, Miguel, it's, you know, again, I think there'll be a number of points you'll be able to see that indicate execution of the strategic plan. We are talking to a number of small boutique M&A firms, and we are optimistic that we're going to have success in bringing them onto the team. That, we think, could spur the development and growth of the M&A business portion of our business plan in a meaningful way. We're optimistic that that can happen in the not too distant future. And, in any case, we are working hard on that. We have added a number of additional capital markets professionals to continue to build out our individual verticals and continue to build and grow that part of our business plan. We are adding professionals in our secondary trading, which includes sales trading and institutional brokers.

Simultaneously, we are allocating some capital to a proprietary trading desk on a very small basis, as we've indicated. And, so, there are a number of factors that we are executing against right now. And we are, again, optimistic and think we're seeing real positive signs of good success in the execution of the plan. I would anticipate, Miguel, that you should be looking for sort of a steady progress in that regard over the course of the next quarter. We wouldn't expect it to be one enormous announcement, but more of a steady, consistent level of activity as we build the franchise against the strategic plan.

In the asset management business, we are looking, possibly, to acquire small tuck-in asset management businesses that are consistent with our investment discipline where we think the assets and the vehicles and the people can add real value. You can look for those kinds of activities. But, overall, we are, again, excited, focused, very focused on the execution of this strategic plan, and we have high confidence that we will be able to execute the plan.

Mr. Fidalgo: Got it. And, Eric, one last question. You mentioned some mistakes in execution resulting in this $147 million write-down. I haven't run the numbers to the second decimal point, but I suspect that with the charge, this will not be a 15 percent ROE, which you have stated in the past was the case for the mortgage-backed business after the charge. Do you foresee any changes in your investment team, in your management team, to better run this business going forward?

Mr. Billings: Miguel, it's an understandable question. Let me just say that, the mistakes that have been made, or that the judgments that we've made that prove not to generate the returns that we wanted, by any standard, are my responsibility, and I was responsible for making those decisions. So, I want to be completely clear about that.

The team that we have is an exceptional team, actually. And certainly we have had years where that is clear and obvious. Obviously, in this past time frame, it has been very obscured. But we do have an excellent team. This team has learned, and it is, it is a better team for the activities in the last year. And I am very optimistic that, that this team can execute this strategic plan and execute the plan that we have on our balance sheet to generate returns on a much more stable, predictable basis, as we go forward, and, again, to provide acceptable returns, and reduce the volatility of our high-returning capital markets business. I am very optimistic in, that this team can accomplish that objective.

Mr. Fidalgo: Eric, I appreciate your taking responsibility for what happened. Thank you very much.

Mr. Billings: Thanks, Miguel.

Operator:  At this time, there are no further questions.

Mr. Billings: Thank you everybody for joining us. We appreciate your time and look forward to speaking with you next quarter.

Operator: This concludes today's FBR Third Quarter Earnings Conference Call. You may now disconnect.